PARACELSIAN ANNOUNCES BIOMAR INVESTMENT AND WARRANT ACTIONS

August 12, 1998, Ithaca, NY (NASDAQ: PRLN) Paracelsian, Inc. (http://www.paracelsian.com) announced today that Biomar International, Inc. has exercised its warrants for Paracelsian common stock in the aggregate amount of $520,000. The warrants were issued in connection with the initial investment transaction between Paracelsian and Biomar in January, 1998.

 "For an early stage company such as Biomar, capital is our most precious resource. Our initial investment in January put Biomar's survival at risk," said
T. Nelson Campbell, Biomar's Chairman. "The extraordinary efforts of Bernie Landes, Paracelsian's CEO, and the rest of the administrative and science team at Paracelsian have validated our initial belief in the promise of Paracelsian. Our follow-up investment is a vote of confidence in this hardworking and talented team," Mr.
Campbell added.

In a related development, Paracelsian announced today that its Board of Directors has approved an extension of the warrants for Common Stock through September 6, 1999. The warrants, which were a dividend in September 1993, were set to expire on September 6, 1998. In addition to extension of the warrants, the Paracelsian Board of Directors approved changes to the exercise price of the warrants. The exercise price will be reduced from $3.25 to $1.75 through December 1998. The exercise price will increase to $2.50 from January 1, 1999 to April 30, 1999, and to $3.25 from May 1, 1999 to September 6, 1999. Holders of the warrants will be notified by mail and provided with the details of the changes.

"We have made the adjustments to our publicly traded warrants as part of our overall financing strategy," said Bernie Landes, Paracelsian's President and CEO. "We anticipate that the exercise of warrants will help bridge the Company into positive cash flow from our relationship with R.P. Scherer and our other initiatives," he added.

Paracelsian is a unique biotechnology company whose business centers on the development and application of functional bioassays. These assays are used for Quality Assurance of herbs, botanicals and other dietary supplements, in the development of dietary supplement, OTC and pharmaceutical products, and in monitoring environmental toxins and identifying carcinogens.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements'". These statements can be identified by introductory words such as "expects", "plans'", "will", "estimates", "forecasts", "projects" or words of similar meaning.

Investors are cautioned that such forward-looking statements involve risks and uncertainties, including but not limited to, the results of research and development efforts, the effect of regulation by the United States Food and Drug Administration and other agencies, the impact of competitive products, product development commercialization and technological difficulties, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.

No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

Contact: Bernie Landes - President and CEO (607) 257-4224